Exhibit 3.6

SECOND CERTIFICATE OF AMENDMENT TO THE

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SYNACOR, INC.

Synacor, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Synacor, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on November 6, 2002 under the name Synacor, Inc.

SECOND: That the Board of Directors of this corporation duly adopted resolutions setting forth a proposed amendment to the Fourth Amended and Restated Certificate of Incorporation of this corporation, as amended, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is substantially as follows:

RESOLVED, that Section A of Article IV of the Fourth Amended and Restated Certificate of Incorporation of the corporation, as amended, be deleted and replaced in full with the following in order to effect a one-for-two (1:2) share combination of this corporation’s common stock (the “Common Stock”) and to decrease the authorized number of shares of Common Stock:

“A. Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” Effective as of immediately prior to the effectiveness of the Registration Statement on Form S-1 (File No. 333-178049) originally filed by this corporation on November 18, 2011 (the “Effective Time”): (i) the total number of shares that this corporation is authorized to issue will be forty two million five hundred twenty thousand three hundred eighty nine (42,520,389); (ii) the total number of shares of Common Stock authorized to be issued will be thirty million (30,000,000), par value $0.01 per share; (iii) the total number of shares of Preferred Stock authorized to be issued will be twelve million five hundred twenty thousand three hundred eighty nine (12,520,389), par value $0.01 per share; and (iv) every two (2) shares of outstanding Common Stock shall be automatically combined into one (1) share of Common Stock (the “Reverse Stock Split”), without any action on the part of the holder thereof. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. Each holder of a certificate evidencing such holder’s ownership of Common Stock at the Effective Time who would otherwise have been entitled to a fraction of a share as a result of the combination of the Common Stock represented by such certificate shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled in respect of such certificate multiplied by the fair market value per share as determined by this corporation’s board of directors. Such Reverse Stock Split shall occur whether or not certificates representing any stockholder’s shares held prior to the Reverse Stock Split are surrendered for cancellation.”

THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Synacor, Inc. has caused this Second Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of this corporation this 30th day of January, 2012.

Synacor, Inc.

By	/s/ Ronald N. Frankel
Ronald N. Frankel
President and Chief Executive Officer

Signature page to Second Certificate of Amendment to

Fourth Amended and Restated Certificate of Incorporation of Synacor, Inc.